Exhibit 99.1
OCLARO RECEIVES NASDAQ LISTING COMPLIANCE NOTIFICATION
• Oclaro also increases revenue outlook for first quarter fiscal 2010
SAN JOSE, Calif., — September 21 , 2009 — Oclaro, Inc., (Nasdaq: OCLR), a leading provider of optical components, modules and subsystems, today announced that it received notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) that, for 30 consecutive business days beginning August 3, 2009 the bid price of the Company’s common stock on The NASDAQ Global Market closed below the minimum $1.00 per share required for continued listing under NASDAQ Listing Rule 5450(a)(1) (the “Rule”). In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 15, 2010, to regain compliance. NASDAQ may, in its discretion, require that an issuer maintain a bid price of $1.00 or more for a period in excess of 10 business days, but generally no more than 20 business days, before determining that the issuer has demonstrated the ability to maintain long-term compliance.
Since receiving this notification from NASDAQ on Tuesday, September 15, 2009, and through the close of markets on Monday, September 21, 2009, the closing bid price of Oclaro’s stock has ranged from $1.00 to $1.09.
The Company intends to continue monitoring the closing bid price of its common stock between now and March 15, 2010. If the range of the company’s stock price does not exceed $1.00 for ten consecutive trading days prior to March 15, 2010 NASDAQ will provide written notification that the Company’s securities will be delisted from The NASDAQ Global Market.
The Company will consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the NASDAQ minimum closing bid price requirement.
Oclaro also announced today that it currently anticipates reporting revenues for the first quarter of fiscal 2010, ending September 26, 2009, within a range of $82 million to $87 million. This increases and narrows the $76 million to $84 million guidance range the Company provided on July 23, 2009.
About Oclaro
Oclaro, Inc., with headquarters in San Jose, California, is a tier 1 provider of high performance optical components, modules and subsystems to the telecommunications market, and is one of the largest providers to metro and long haul network applications. The company, formed on April 27, 2009, following the combination of Bookham, Inc. and Avanex Corporation, leverages proprietary core technologies and vertically integrated product development to provide its customers with cost-effective and innovative optical devices, modules and subsystems. The company serves a broad customer base, combining in-house and outsourced manufacturing to maximize flexibility and drive improved gross margin. Its photonic technologies also serve selected high growth markets, including industrial, defense, life sciences, medical and scientific, with diversification providing both significant revenue streams and strategic technological advantage. Oclaro is a global company, with cutting edge chip fabrication facilities in the UK, Switzerland and Italy, and in Tucson, Arizona during the transition of related activities to Europe, and manufacturing sites in the US, Thailand and China.
Oclaro and all other Oclaro product names and slogans are trademarks or registered trademarks of Oclaro, Inc. in the USA or other countries.

Safe Harbor Statement This press release contains statements about management’s future expectations and plans and the prospects of Oclaro, Inc. and its business. These statements, and the assumptions underlying them, constitute forward-looking statements for the purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. These forward-looking statements include those containing the words “target,” “believe,” “plan,” “anticipate,” “expect,” “estimate,” “will,” “should,” “ongoing,” and similar expressions. These forward-looking statements also include statements concerning (i) revenue guidance for the fiscal quarter ending September 26, 2009, and (ii) the progress and outcome of the situation surrounding the Nasdaq notification. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the impact of continued uncertainty in world financial markets and the resulting reduction in demand for our products, the future performance of Oclaro, Inc. following the closing of the merger with Avanex Corporation and the Spectra-Physics asset swap, volatility in Oclaro’s stock price, the inability to realize the expected benefits and synergies as a result of the of the merger with Avanex Corporation and the Spectra-Physics asset swap, increased costs related to downsizing and compliance with regulatory compliance in connection with such downsizing, the lack of availability of credit or opportunity for equity based financing, as well as the factors described in Oclaro’s most recent registration statement on Form S-4, most recent annual report on Form 10-K, most recent quarterly reports on Form 10-Q and other documents we periodically file with the SEC. The forward-looking statements included in this announcement represent Oclaro’s view as of the date of this presentation. Oclaro anticipates that subsequent events and developments may cause Oclaro’s views and expectations to change. However, Oclaro specifically disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this release.
For more information contact:
Jim Fanucchi
Summit IR Group Inc.
(408) 404-5400
ir@bookham.com